Exhibit 10.10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE AMENDMENT

The parties to the Severance Agreement and General Release hereby agree that the following paragraph will replace the paragraph in the original agreement that was identified as Section 1(d).

In addition to the foregoing consideration, and provided that Bettencourt signs the Supplemental Release Agreement attached hereto as Exhibit A between June 15, 2009 and than July 1, 2009 and does not revoke that Supplemental Release Agreement, the Company shall pay him an additional one month’s severance of Twenty Thousand Eight Hundred Thirty Three Dollars and Thirty Three Cents ($20,833.33), less regular withholdings. Bettencourt agrees and specifically authorizes Telenav to deduct from the after-tax amount of the additional one month’s worth of severance, the value of the 401K match earnings he was provided, which is equal to Two Thousand Eighty Three Dollars and Thirty Two Cents ($2,083.32). This additional net severance amount shall be paid in a lump sum by check made payable to Bill Bettencourt, and shall be delivered to Bettencourt’s home address, postmarked between the 10th and 15th day following his execution of the Supplemental Release Agreement or by direct deposit. As additional consideration for this Amendment, Bettencourt agrees that he has been allowed to continue to contribute to the Company’s 401K plan, including the employer matching portion of that plan.

This Amendment shall not modify any other portion of the Agreement and shall not amount to a material change in the terms and conditions of the Agreement or releases contained therein.

Dated: June 30, 2009	By:	/s/ Bill Bettencourt
Bill Bettencourt

For TeleNav, Inc.:

Dated: July 8, 2009	By:	/s/ Douglas S. Miller
Douglas S. Miller

EXHIBIT A

SUPPLEMENTAL SEVERANCE AGREEMENT AND RELEASE

In consideration of the benefits described in paragraph 1 of the Severance Agreement and General Release incorporated herein, Bill Bettencourt, hereby agrees as follows:

1. I waive and release, to the greatest extent permitted by law, the Company and its subsidiaries and affiliated companies, and all of their respective agents, employees, officers, directors, shareholders, successors, and assigns (“Released Parties”) from any and all claims I have or may have related to my employment and any and every other matter or thing arising at time up to and including the date of this Exhibit A to the Release. I have not filed and will not file any lawsuit, claim or charge against the Released Parties relating to my employment or any other matter up to the date this Agreement becomes effective.

2. I hereby waive the rights and benefits conferred by section 1542 of the California Civil Code with respect to the time period between the effective date of the Release and the date I sign this Supplemental Severance Agreement. I understand that section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

3. I represent that I have been given at least 21 days to consider the terms of this Supplemental Severance Agreement before signing it. I knowingly and voluntarily waive the remainder of the 21-day consideration period, if any; following the date I sign this Supplemental Severance Agreement below. I have not been asked by the Company to shorten my time-period for consideration of whether to sign this Supplemental Severance Agreement. The Company has not threatened to withdraw or alter the benefit due to me prior to the expiration of the 21-day period nor has Supplemental Severance Agreement prior to the expiration of the 21-day consideration period. I understand that having waived some portion of the 21-day consideration period, the Company may expedite the processing of benefits provided to me in exchange for signing this Supplemental Severance Agreement.

I agree with the Company that changes, whether material or immaterial, do not restart the running of the 21-day consideration period.

4. I understand that if I sign this Supplemental Severance Agreement to the Release, I can change my mind and revoke it within seven days after signing it by returning it with written revocation notice to Kelly Green at (408) 245-3800 or kellyg@telenav.com. I understand that the release and waiver set forth above will not be effective until after this seven-day period has expired, and I will receive no Severance benefits until the eighth day after I sign this Supplemental Severance Agreement.

5. I understand that following the seven-day revocation period, this Supplemental Severance Agreement will be final and binding. I promise that I will not pursue any claim that I have settled by the Release I previously signed or by this Supplemental Severance Agreement. Although I am releasing claims that I may have under the OWBPA and the ADEA, I understand that I may challenge the knowing and voluntary nature of this release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any employment laws. I understand, however, that if I pursue a claim against the Company under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by me in the court proceeding. A reduction never can exceed the amount I recover, or the consideration I received for signing this Supplemental Severance Agreement, whichever is less. I also recognize that the Company may be entitled to recover costs and attorney’s fees incurred by the Company as specifically authorized under applicable law. I further understand that nothing in this Supplemental Severance Agreement generally prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this Supplemental Severance Agreement I am waiving my right to individual relief based on claims asserted in such a charge or complaint.

6. I represent that I am age 40 or over and acknowledge that the Company has advised me of my right to consult an attorney with respect to these matters and has further advised me that I may be waiving a claim for age discrimination by signing this Supplemental Severance Agreement and Release.

7. I have not signed this Supplemental Severance Agreement prior to June 30, 2009.

DATED:	June 30, 2009

/s/ Bill Bettencourt
Bill Bettencourt